Exhibit 4.12

                 Agreement between Futuremedia PLC and Volito AB

                                    AGREEMENT

                                  22 April 2003

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                 Agreement between Futuremedia PLC and Volito AB

TABLE OF CONTENTS

1.    BACKGROUND............................................................3
2.    AGREEMENT.............................................................3
3.    DEFINITIONS...........................................................3
4.    INVESTMENTS...........................................................4
   4.1.     FM's Agreement to Invest in LU..................................4
   4.2.     VO's Agreement to Invest in FM..................................4
   4.3.     FM's Commitment to Complete Private Placement...................5
   4.4.     VO's Agreement to Sell LU Shares to FM..........................5
   4.5.     VO's Agreement to Support FM Purchase of Remaining LU Shares....5
5.    PAYMENT AND SALE OF SHARES............................................5
   5.1.     FM Bank Account In Sweden.......................................5
   5.2.     FM Payment Into the Account.....................................6
   5.3.     VO Payment Into the Account.....................................6
   5.4.     Payment from the Account to LU..................................6
   5.5.     VO Sale of LU Shares to FM......................................6
6.    STATEMENT FROM THE PARTIES............................................6
7.    CONDITIONS............................................................6
8.    PRESS RELEASE.........................................................7
9.    ASSIGNMENT............................................................7
10.   WAIVER OF RIGHTS, COMPROMISES.........................................7
11.   NO PARTNERSHIP........................................................7
12.   COSTS.................................................................7
13.   THIRD PARTY RIGHTS....................................................8
14.   NOTICES...............................................................8
15.   GOVERNING LAW AND JURISDICTION........................................8


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                 Agreement between Futuremedia PLC and Volito AB

AGREEMENT

1.       BACKGROUND

Futuremedia PLC ("FM") and Volito AB, ("Volito") have on this Tuesday 22nd of April, 2003 entered into the following agreement.

2.       AGREEMENT

This Agreement sets forth the entire agreement and understanding between the Parties and supersedes and cancels all previous negotiations, agreement, commitments and writings in respect to the subject matter hereof, and neither party hereto shall be bound by any term, clause, provision or conditions save as expressly stated in this Agreement. In the event that the intentions of this Agreement will not be fulfilled, none of the Parties shall be liable to pay any other Party any costs or damages for breach of contract. Nothing in this Agreement shall authorize any Party to incur any expenses on behalf of any other party subject to what is expressly stated in this Agreement.

3.       DEFINITIONS

When used in this Agreement the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms of such terms unless otherwise specifically defined):

         "FM"              Means:
                           Name: Futuremedia Public Limited Company.
                           Company Registration Number:  01616681.
                           Registered Office: Media House, Arundel Road, Walberton, Arundel, West Sussex, BN18 0QP, United Kingdom
                           Tel no: 00-44-1243-555000
                           Fax no: 00-44-1243-555020
                           Contact person: Peter Machin, Company Secretary E-mail: peter. machin@futuremedia.co.uk


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                Agreement between Futuremedia PLC and Volito AB

         "LU"              Means:
                           Name: LUVIT AB
                           Public organisation number: 556561-8641
                           Registered Office: Box 117, Magle Stora Kyrkogata 7a, 221 00 Lund, Sweden
                           Tel no: 00-46-46-101200
                           Fax no: 00-46-46-10 12 99
                           Contact person: Ola Svantesson, President
                           E-mail:  ola.svantesson@luvit.com

         "VO"              Means:
                           Name: Volito AB
                           Public organisation number: 556457 - 4639
                           Registered Office: Sondra Forstadsgatan 4, 211 43 Malmo,
                           Sweden
                           Tel no: 00-46-40-6603000
                           Fax no: 00-46-40-302350
                           Contact person : NP Magnusson, CFO of Volito AB E-mail: np.magnusson@volito.se

         "Agreed Exchange  Means:...
           Rate"           The agreed exchange rate between USD and SEK at USD
                           1.00 = SEK 8.58.

Headings in this Agreement are for convenience only and shall not affect its interpretation

4.       INVESTMENTS

4.1. FM's Agreement to Invest in LU

FM agrees to invest an amount of USD 1,000,000 in LU by signing the agreed LU subscription agreement within the time limit stated in Clause 7 of this Agreement. The investment is carried out by FM taking a USD 1,000,000 stake in a specific directed share issue, at a share price of 1,10 SEK, at the Agreed Exchange Rate of USD 1.00 = SEK 8.58, for a total of 7,800,000 new shares credited as fully paid in LU. Such investment being subject to approval at the LU Extraordinary Shareholders meeting to be held within a period of 40 days post signing this document. As a result FM will own 20.8% of LU post completion. of USD 1,000,000 FM investment.

4.2. VO's Agreement to Invest in FM

VO agrees to invest an amount of USD850,000 in FM by signing the agreed FM subscription agreement within the time limit stated in Clause 7 of this Agreement. The investment is carried out by VO taking a USD 850,000 stake in a specific private placement, at a share price of 0,10 USD for a total of 8,500,000 new shares in FM credited as fully paid. As a result VO will own 10.9% of FM post completion of expected USD 1,700,000 private placement.


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                Agreement between Futuremedia PLC and Volito AB

4.3.     FM's Commitment to Complete Private Placement

FM agrees and commits to complete a private placement with a minimum amount of USD 850,000 raised through a specific private placement, where a minimum of USD 670,000 will be under the same conditions as what has been agreed upon for VO, meaning 0,10 USD/share.

4.4. VO's Agreement to Sell LU Shares to FM

VO agrees to sell 3,350,000 of existing shares credited as fully paid in Luvit to FM. FM will pay VO with 4,685,315 of new shares credited as fully paid in FM.

4.5. VO's Agreement to Support FM Purchase of Remaining LU Shares

If FM makes an offer (the Offer) for the outstanding issued shares in LU within a period of 18 months from the date of this Agreement, VO shall support the Offer provided that the Offer;

      4.4.1. Includes a minimum 25% premium over an average 30 day trading price within the 40 day period prior to the date of the Offer, and;
      4.4.2. Is at a price SEK 1.50 or higher per LU share;
      4.4.3. The above premium to be increased by a further 10% to 35% if the consideration for the Offer includes a payment in FM shares comprising more than 50% of the total Offer;
      4.4.4. Is higher than any other offer open to LU at the same time as FM's Offer.

The obligations of VO to support the Offer shall include, but not be limited to:

      4.4.5. Accepting the Offer in respect of all the shares in LU owned or controlled by VO;
      4.4.6. Recommending to the other shareholders in LU that they accept the Offer; and
      4.5.6. Voting in favour of any resolution of the shareholders of LU which is necessary or desirable to enable the Offer to proceed.

5. PAYMENT AND SALE OF SHARES

The payments by the respective parties shall be carried out in the following way:

5.1.     FM Bank Account In Sweden

FM will open up an SEK denominated bank account (the Account) with Nordea in Sweden. FM will complete a written payment instruction for the SEK sum equivalent to USD1,000,000 to be transferred to LU, pending completion of FM and VO payments detailed in 5.2 and 5.3 below.



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                Agreement between Futuremedia PLC and Volito AB

5.2.     FM Payment Into the Account

FM will transfer a sum of USD 150,000 into the Account This transfer to take place simultaneously as VO's transfer detailed in 5.3 below.

5.3.     VO Payment Into the Account

Volito will transfer a sum in SEK equivalent to USD 850,000 into the Account.

5.4. Payment from the Account to LU

As per written payment instruction detailed in 5.1, a payment for a total sum equivalent to USD 1,000,000 will be made to LU, simultaneously as the payments detailed in 5.2 and 5.3 above.

5.5. VO Sale of LU Shares to FM

VO will sell 3,350,000 of LU shares owned by VO to FM at SEK 1.20 per share no later than April 30, 2003. FM will pay VO with 4,685,315 new shares in FM.

6. STATEMENT FROM THE PARTIES

The Board of FM and VO agree to, as a follow-up from the cross-ownership agreed upon in this Agreement, to use reasonable efforts to maximize mutual operational business benefits between FM and LU. Any operational business collaboration between FM and LU will be mutually agreed in a separate collaboration agreement.

Such a collaboration agreement to be completed and signed by both parties no later than the 31" May 2003.

VO will undertake necessary actions in order to provide FM with a seat on the board of directors at LU, subject to annual approval by the shareholders of LU.

The Board of FM will undertake necessary actions in order to provide VO with a seat on the board of directors at FPM, subject to annual approval by the shareholders of FM.

VO undertakes to pay to FM USD1,000,000 no later than June 15, 2003, in case of that LU shareholders meeting and/or Extra shareholders meeting does not adopt a resolution no later than 40 days past signing this document to issue shares to FM pursuant to this Agreement. If VO pays to FM under this payment undertaking FM, when FM has received the payment of USD1,000,000 shall, in writing, declare to VO and LLU that FM has no further claims on VO or LU whatsoever in relation to this Agreement.

7.       CONDITIONS

It is understood and agreed that this Agreement is subject to the approval of the respective board meetings to be held at the parties involved.


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                Agreement between Futuremedia PLC and Volito AB

It is the intention of the parties that Subscription Agreements for the investments in LU and FM, a Share Sale Agreement for the sale of LU shares by VO to FM, and other necessary documents with detailed conditions shall be signed no later than 30th of April 2003. The parties shall use their reasonable endeavours to negotiate and execute those documents earlier than April 30, 2003, but under no circumstances later than by that date. If the documents mentioned in the second paragraph of this Clause are not signed within the time limit set out above, the parties are not bound by this Agreement, which shall be of no. further force or effect, other than clauses 2 and 8 , which shall remain in force.

FM shall, prior to or simultaneously with VO's payment to the Account, evidence in writing to VO that the condition in Clause 4.3 is fulfilled and that the written payment instruction in Clause 5.1 has been given to Nordea.

8.       PRESS RELEASE

The Parties hereby agree that the substance of this Agreement might be used for press releases by their respective Parties. Each party shall give the other a reasonable opportunity to renew and comment on any proposed press release prior to its issue.

Except for press releases issued in accordance with this clause, and for announcements required by law or by any applicable regulatory authority, each party shall keep this Agreement and its contents confidential.

9.       ASSIGNMENT

None of the parties may assign this Agreement or any of its rights and obligations under it without the written consent by the other party.

10.      WAIVER OF RIGHTS, COMPROMISES

No exercise or failure to exercise or delay by either party in exercising any right, power or remedy under this Agreement shall constitute a waiver by that party of any such other right power or remedy.

Any party may release or compromise the liability of any other or grant to such party time or other indulgence without affecting its rights in relation to the other party.

11.      NO PARTNERSHIP

The parties are not in partnership with each other nor are they agents of each other.

12.      COSTS

Each party shall bear its own costs in connection with the preparation and execution of this Agreement.


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                Agreement between Futuremedia PLC and Volito AB

13.      THIRD PARTY RIGHTS

No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party, but this does not affect any right or remedy of a third party which exists or is available apart from under that Act.

14.      NOTICES

Any notice to be given by a party to this Agreement shall be in writing and may be given personally or sent by fax, electronic. mail or by prepaid registered post (airmail in the case of an address for service outside the United Kingdom) to the addressee at the address set opposite its name in clause 3, or at such other address as the party to be served may have notified as its address for service.

Any notice if given personally shall be deemed served when delivered; if sent by fax or e-mail shall be deemed served when despatched, and if served by registered post shall be deemed served 48 hours after posting to an address in the United Kingdom or five days after posting to an address outside the United Kingdom. In proving the service of any notice it will be sufficient to prove, in the case of a letter, that such letter was delivered to the address given for notice; or properly stamped, addressed and placed in the post, in the case of a fax, that such fax was duly despatched to a current fax number of the addressee, and in the case of electronic mail, that it was duly despatched to a current e-mail address of the addressee.

All communications shall be in the English language.

15.      GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by English law, and each of the parties hereby submits to the non-exclu jurisdiction of the High Court of Justice in, England and Wales.


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                Agreement between Futuremedia PLC and Volito AB

                                   ACCEPTANCE

APPROVED AND ACCEPTED in accordance with the terms of this Agreement on this 22nd day of April, 2003.

On the behalf of Futuremedia PLC Board of Directors

Signature:        /s/ Mats Johansson
                  --------------------------

Name:             Mats Johansson
                  --------------------------

Title:            CEO
                  --------------------------

Date:             22 April 2003
                  --------------------------

On the behalf of Volito AB

Signature:        /s/ Sven Holmgren
                  --------------------------

Name:             Sven Holmgren
                  --------------------------

Title:            VD/Managing Director
                  --------------------------

Date:             April 22, 2003
                  --------------------------

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